Exhibit 99.1

IGI Laboratories Announces Closing of Initial Purchasers’ Exercise in Full of Option to
Purchase an Additional $18.75 Million Aggregate Principal Amount of

3.75% Convertible Senior Notes Due 2019

Buena, NJ – December 22, 2014 (PR NEWSWIRE) IGI Laboratories, Inc. (NYSE MKT: IG; “IGI” or the “Company”) announced today the closing of the initial purchasers’ exercise in full of their option to purchase an additional $18.75 million aggregate principal amount of the Company’s 3.75% Convertible Senior Notes due 2019 (the “Notes”), in connection with the Company’s previously announced offering of $125 million aggregate principal amount of Notes in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended.

IGI estimates that the total net proceeds from the sale of the additional Notes will be approximately $18.2 million after deducting the initial purchasers’ discount.  With the exercise of the initial purchasers’ option, this brings the total estimated net proceeds to a total of approximately $138.7 million, after deducting the initial purchasers’ discount and estimated offering expenses payable by IGI.  IGI intends to use the net proceeds from the sale of the Notes for general corporate purposes, including, without limitation, capital expenditures and potential future acquisitions and strategic transactions. IGI has no pending agreement or understanding with respect to any such acquisition or transaction.

The Notes and any common stock issuable upon conversion of the Notes have not been registered under the Securities Act, applicable state securities laws or the securities laws of any other jurisdiction, and may not be offered or sold in the United States without registration or an applicable exemption from registration requirements. IGI does not intend to file a registration statement for the resale of the Notes or any common stock issuable upon conversion of the Notes. This press release does not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation, or sale would be unlawful.

About IGI Laboratories, Inc.

IGI Laboratories is a specialty generic pharmaceutical company. Our mission is to be a leading player in the specialty generic prescription drug market.

Forward-Looking Statements

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended, including statements about the offering and the anticipated use of the proceeds from the offering. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include, without limitation, market and other conditions and the impact of general economic, industry or political conditions in the United States or internationally. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this press release. Additional risks and uncertainties relating to the offering, IGI and our business can be found under the heading “Risk Factors” in the filings that we periodically make with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent our views as of the date of this press release. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

CONTACT:
Jenniffer Collins
IGI Laboratories, Inc.

(856) 697-4379

JennifferCollins@IGIlabs.com

www.igilabs.com